NEWS RELEASE	For Immediate Release

Media Contacts:	Investor Contact
Shannon Bennett	Eric Rychel
216.910.3664	216.910.3229
shannon.bennett@aleris.com	investor@aleris.com

Jason Saragian
216.910.3670
jason.saragian@aleris.com

Aleris Announces Cash Dividend

CLEVELAND, OH – April 17, 2013 – The Board of Directors of Aleris Corporation, parent company of Aleris International, Inc., declared a cash dividend of $10.00 per share on its common stock, par value $0.01 per share, at their meeting April 16, 2013. The cash dividend is payable on or about April 30, 2013, to stockholders of record as of April 19, 2013, and will be paid out of cash on hand.

About Aleris

Aleris is a privately held, global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Cleveland, Ohio, Aleris operates more than 40 production facilities in North America, Europe and Asia. For more information, visit www.aleris.com.